 Exhibit 10.7

Chimerix, Inc.

Officer Severance Benefit Plan

Approved by the Board of Directors: February 21, 2013

Amended by the Board of Directors: December 6, 2013

Section 1.             Introduction.

The Chimerix, Inc. Officer Severance Benefit Plan (the “Plan”) is hereby established effective February 21, 2013 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to eligible officers of Chimerix, Inc. (the “Company”) in the event that such officers become subject to involuntary or constructive employment terminations. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company, except for an individually negotiated employment contract or agreement between the Company and an officer. This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)             “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other then the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain

(b)             “Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an officer’s right to resign for Good Reason.

(c)             “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(d)             “Cause” means, with respect to a particular officer, the occurrence of any of the following events: (i) such officer’s conviction of any felony or any crime involving fraud; (ii) such officer’s participation (whether by affirmative act or omission) in a fraud or felonious act against the Company and/or its Affiliates; (iii) conduct by such officer which, based upon a good faith and reasonable factual investigation by the Board, demonstrates such officer’s unfitness to serve; (iv) such officer’s violation of any statutory or fiduciary duty, or duty of loyalty owed to the Company and/or its Affiliates and which has a material adverse effect on the Company and/or its Affiliates; (v) such officer’s violation of state or federal law in connection with such officer’s performance of such officer’s job which has a material adverse effect on the Company and/or its Affiliates; (vi) breach of any material term of any contract between such officer and the Company and/or its Affiliates; or (vii) such officer’s violation of any material Company policy. The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

1.

(e)             “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events that also qualifies as a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as these events are defined in Treasury Regulations Section § 1.409A-3(i)(5), or as these definitions may later be modified by other regulatory pronouncements):

(1)         any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, (C) on account of the acquisition of securities of the Company by any individual who is, on the Effective Date, either an executive officer or a Director (either, an “Effective Date Investor”) and/or any entity in which an Effective Date Investor has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “Effective Date Entities” ) or on account of the Effective Date Entities continuing to hold shares that come to represent more than 50% of the combined voting power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation; or (D) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(2)         there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the surviving Entity or its parent are owned by the Effective Date Entities;

2.

(3)         there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the acquiring Entity or its parent are owned by the Effective Date Entities; or

(4)         individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.

(a)             “Change in Control Period” means the period commencing thirty (30) days prior to the Closing of a Change in Control and ending thirteen (13) months following the Closing of a Change in Control.

(b)             “Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the events giving rise to an officer’s right to resign for Good Reason arise within the Change in Control Period, and the officer’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.

(c)            “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(d)             “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(e)             “Code” means the Internal Revenue Code of 1986, as amended.

(f)              “Company” means Chimerix, Inc. or, following a Change in Control, the surviving entity resulting from such event.

3.

(g)             “Covered Termination” means a Regular Termination or a Change in Control Termination.

(h)            “Director” means a member of the Board.

(i)             “Eligible Officer” means an officer (defined as an employee at the Vice President level or above) of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(j)             “Entity” means a corporation, partnership, limited liability company or other entity.

(k)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(l)             “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(m)            “Good Reason” for an officer’s resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without such officer’s consent: (i) any material reduction of such officer’s duties, authority and responsibilities, relative to such officer’s duties, authority and responsibilities at the Company as in effect immediately prior to such reduction, (ii) a material reduction in such officer’s level of base salary other than in connection with a comparable reduction affecting all officers at the officer’s level, or (iii) a relocation of such officer’s principal place of employment that increases the officer’s one-way commute by more than fifty (50) miles from the location immediately prior to such relocation (other than reasonable business travel required as part of the job duties associated with such officer’s position); provided, however, that in each case above, in order for the officer’s resignation to be deemed to have been for Good Reason, the officer must first give the Company written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and the officer’s resignation must be effective not later than thirty (30) days after the expiration of such Cure Period.

(n)            “Involuntary Termination” means a termination of employment that is due to: (1) a termination by the Company without Cause or (2) an officer’s resignation for Good Reason.

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(o)             “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(p)             “Participation Agreement” means an agreement between an officer and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Board deems necessary or advisable in the administration of the Plan.

(q)             “Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing.

(r)             “Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).

(s)             “Regular Termination” means an Involuntary Termination that is not a Change in Control Termination.

(t)              “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

Section 2.             Eligibility for Benefits.

(a)             Eligible Officer. An officer of the Company is eligible to participate in the Plan if (i) the Board has designated such officer as eligible to participate in the Plan by providing such person with a Participation Agreement; (ii) such officer has signed and returned such Participation Agreement to the Company within the period specified therein; (iii) such officer’s employment with the Company terminates due to a Covered Termination; and (iv) such officer meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an officer is an Eligible Officer shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)             Release Requirement. In order to be eligible to receive benefits under the Plan, the officer also must execute a general waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), within the applicable time period set forth therein, but in no event more than fifty (50) days following the date of the applicable Covered Termination, and such Release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the Release to comply with applicable law and the specific terms of the Covered Termination, which may be incorporated into a termination agreement or other agreement with the officer.

5.

(c)             Plan Benefits Reduced by Individual Agreement Severance Benefits. Unless otherwise determined by the Plan Administrator in its discretion, an officer who otherwise is an Eligible Officer will receive reduced benefits under the Plan if the officer has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date, in which case such officer’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 3(c) below does not entirely eliminate benefits under this Plan.

(d)             Exceptions to Benefit Entitlement. An officer who otherwise is an Eligible Officer will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)         The officer voluntarily terminates employment with the Company without Good Reason, or terminates employment due to the officer’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)         The officer voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3)         The officer is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the officer substantially the same level of responsibility and compensation and would not give rise to the officer’s right to resign for Good Reason.

(4)         The officer is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the officer’s right to resign for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the officer’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the officer does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.

(5)         The officer is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

Section 3.             Amount of Benefit.

(a)             Severance Benefit. Benefits under the Plan shall be provided to an Eligible Officer as set forth in the Participation Agreement.

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(b)             Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees who are not Eligible Officers (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Officer” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)             Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Officer’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Officer by the Company or an Affiliate that become payable in connection with the Eligible Officer’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Officer to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Officer’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Officer and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Officer, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)             Parachute Payments. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Officer would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in such Eligible Officer’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Eligible Officer will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Eligible Officer. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Officer’s equity awards. In no event will the Company or any stockholder be liable to any Eligible Officer for any amounts not paid as a result of the operation of this Section 3(d). The professional firm engaged by the Company for general tax purposes as of the day prior to the Closing will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint a nationally recognized tax firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. If the tax firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company and each Eligible Officer with documentation that no Excise Tax is reasonably likely to be imposed with respect to such Payment. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Eligible Officers.

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Section 4.             Return of Company Property.

An Eligible Officer will not be entitled to any severance benefit under the Plan unless and until the Eligible Officer returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Officer had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5.             Time of Payment and Form of Benefit.

The Company reserves the right in the Participation Agreement to specify whether severance payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Officer is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herin shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Officer’s termination of employment unless and until the Eligible Officer has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Officer without causing the Eligible Officer to incur the adverse personal tax consequences under Section 409A.

8.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Officer be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Officer is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Officer’s Separation from Service and (2) the date of the Eligible Officer’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Officer’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Officer’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Officer’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Officer’s Release, the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes. If an Eligible Officer is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

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Section 6.            Reemployment.

In the event of an Eligible Officer’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Officer to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7.            Right to Interpret and Administer Plan; Amendment and Termination.

(a)             Interpretation and Administration. Prior to the Closing, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Officers. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.

(b)             Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular officer who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such officer. Any action amending the Plan shall be in writing and executed by the Company’s Chairman of the Board (prior to the Closing) or the Representative (following the Closing).

(c)             Termination. The Plan will automatically terminate upon the earliest of: (i) the date five (5) years after December 6, 2013, if the Closing has not occurred on or prior to such date, or (ii) following satisfaction of all the Company’s obligations under the Plan.

Section 8.            No Implied Employment Contract.

The Plan shall not be deemed (i) to give any officer or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any officer or other person at any time, with or without cause, which right is hereby reserved.

Section 9.            Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of North Carolina.

10.

Section 10.          Claims, Inquiries and Appeals.

(a)             Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Chimerix, Inc.

Board of Directors

2505 Meridian Parkway

Suite 340

Durham, NC 27713

(b)             Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)         the specific reason or reasons for the denial;

(2)         references to the specific Plan provisions upon which the denial is based;

(3)         a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)         an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)             Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

11.

Chimerix, Inc.

Board of Directors

2505 Meridian Parkway

Suite 340

Durham, NC 27713

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)             Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)         the specific reason or reasons for the denial;

(2)         references to the specific Plan provisions upon which the denial is based;

(3)         a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)         a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)             Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

12.

(f)              Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Officer’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Officer may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11.          Basis of Payments to and from Plan.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12.         Other Plan Information.

(a)             Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 33-0903395. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.

(b)             Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)             Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Chimerix, Inc.

2505 Meridian Parkway

Suite 340

Durham, NC 27713

In addition, service of legal process may be made upon the Plan Administrator.

(d)             Plan Sponsor. The “Plan Sponsor” is:

Chimerix, Inc.

2505 Meridian Parkway

Suite 340

Durham, NC 27713

(919) 806-1074

13.

(e)             Plan Administrator. The Plan Administrator is the Board prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Chimerix, Inc.

Board of Directors or Representative

2505 Meridian Parkway

Suite 340

Durham, NC 27713

(919) 806-1074

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13.          Statement of ERISA Rights.

 Participants in this Plan (which is a welfare benefit plan sponsored by Chimerix, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Officer, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)            Receive Information About Your Plan and Benefits.

(1)         Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)         Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)         Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Officer with a copy of this summary annual report.

(b)            Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Officers, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Officers and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)            Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

14.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)           Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

15.

Appendix A

Chimerix, Inc.

Officer Severance Benefit Plan

Participation Agreement

Name:      ___________________

Section 1.             Eligibility.

You have been designated as eligible to participate in the Chimerix, Inc. Officer Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2.             Severance Benefits

Subject to the terms of the Plan and Section 3 of this Agreement, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.

(a)            Regular Termination. Upon a Regular Termination, you shall be eligible to receive the following severance benefits.

(1)         Cash Severance Benefit. You will be entitled to continue to receive your then-current Base Salary for [___________] (___)]1 months (such period of months, the “Severance Period”) commencing on the first payroll period following the effective date of your Release.

(2)         [Accelerated Vesting of Stock Awards.

(i)          Effective as of the effective date of your Release, (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are held by you on such date and subject to time-based vesting requirements, (ii) any then-outstanding reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to you by the Company subject to a time-based lapse or vesting schedule, and (iii) the vesting of any other stock awards granted to you by the Company subject to time-based vesting requirements, and any issuance of shares triggered by the time-based vesting of such stock awards, shall in each case of (i), (ii) or (iii) above as applicable be accelerated (or lapse, in the case of reacquisition or repurchase rights subject to a time-based lapse) as if you had completed an additional number of months of service with the Company equal to the Severance Period as of the date of your termination.

1 Cash Severance Benefit for Chief Executive Officer is fifteen (15) months. Cash Severance Benefit for all other (non-CEO) officer participants (except for VPs) is twelve (12) months. Cash Severance Benefit for VP participants is six (6) months.

16.

(ii)         In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements (or the applicable equity incentive plan under which such stock award was granted) that provides that any then-unvested portion of your award will immediately expire upon your termination of service, no unvested portion of your stock award shall terminate any earlier than thirty (30) days following any Involuntary Termination of your employment that occurs prior to a Closing. Notwithstanding anything to the contrary set forth herein, your stock awards shall remain subject to earlier termination in connection with a “Corporate Transaction” as provided in the Equity Plan or substantially equivalent provisions applicable to your stock award.]2

(3)         Payment of Continued Group Health Plan Benefits.

(i)          If you timely elect continued group health plan continuation coverage under COBRA the Company shall pay the full amount of your COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for the Severance Period (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

(ii)         Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to yours election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

2 This bracketed section is applicable for the Chief Executive Officer and other (non-CEO) officer participants, except for VPs; delete for VP participants.

17.

(b)            Change in Control Termination. Upon a Change in Control Termination, you shall be eligible to receive the following severance benefits. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2(a) and this Section 2(b). If you are eligible for severance benefits under both Section 2(a) and this Section 2(b), you shall receive the benefits set forth in this Section 2(b) and such benefits shall be reduced by any benefits previously provided to you under Section 2(a).

(1)         Cash Severance Benefit. You will receive the cash severance benefit described in Section 2(a)(1) above, except that:

(i)          your Severance Period will be [___________] (___)]3 months and Base Salary payments will commence on the first payroll period following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing; [and

(ii)         you will additionally be entitled to a lump sum amount equivalent to the target bonus, if any, established for you by the Board for the year in which your Change in Control Termination occurs, payable in a lump sum payment within ten (10) business days following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing.]4

(2)         Accelerated Vesting of Stock Awards.

(i)          Effective as of the later of the effective date of your Release or the effective date of the Closing, to the extent not previously vested: (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are held by you on such date shall be accelerated in full, (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to you by the Company shall lapse in full, and (iii) the vesting of any other stock awards granted to you by the Company, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full. Notwithstanding the foregoing, this Section 2(b)(2) shall not apply to stock awards issued under or held in any Qualified Plan. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level.

(ii)         In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the applicable equity incentive plan under which such stock award was granted that provides that any then unvested portion of your award will immediately expire upon your termination of service, no unvested portion of your stock award shall terminate any earlier than thirty (30) days following any Involuntary Termination of your employment that occurs prior to a Closing. Notwithstanding anything to the contrary set forth herein, your stock awards shall remain subject to earlier termination in connection with a “Corporate Transaction” as provided in the Equity Plan or substantially equivalent provisions applicable to your stock award.

3 Cash Severance Benefit for Chief Executive Officer is eighteen (18) months. Cash Severance Benefit for all other (non-CEO) officer participants (except for VPs) is twelve (12) months. Cash Severance Benefit for VP participants is nine (9) months.

4 This bracketed section is applicable for the Chief Executive Officer and the other officers (except for VPs); delete for VP participants.

18.

(3)         Payment of Continued Group Health Plan Benefits. You will receive the payment for continued group health plan benefits described in Section 2(a)[(3)] above, except that the COBRA Payment Period will be equal to the Severance Period applicable to a Change in Control Termination as set forth in Section 2(b)(1) above.

Section 3.             Non-Competition and Non-Solicitation During Severance Period.

Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your compliance with the terms and conditions of the following provisions of this Section 3 or the provisions of the Employee Proprietary Information and Inventions Agreement between you and the Company dated __________ as may be amended from time to time (the “PIIA”). Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions in this Section 3.

By signing this Agreement, you acknowledge and agree that you have knowledge of the Company’s most proprietary and valuable confidential information and that you have been and will be involved in the development, and supervising the development, of the same; and have unique insight into and knowledge of the skills, talents and capabilities of the Company’s key employees. You further acknowledge and agree that the covenants contained in this Section 3 are reasonable and necessary to protect the legitimate business interests of the Company, in view of, among other things, the short duration of the restrictions, the narrow scope of the restrictions, and the Company’s interests in protecting its goodwill, valuable confidential information, trade secrets, and its business relationships with customers throughout its market service area. You agree that your background and capabilities will allow you to seek and accept work acceptable to you without violation of the covenants and restrictions contained in this Section 3. You further acknowledge and agree that the potential to receive severance benefits as set forth in this Agreement constitutes sufficient consideration for your promises set forth in this Section 3.

You covenant and agree that, during the Restricted Period and within the Restricted Territory (as such terms are defined below), you shall not compete against the Company by providing services substantially similar to those you provided to the Company (whether as an employee, owner, contractor or in any other capacity) for a business that competes with the Company or offers or conducts Competitive Business, in any capacity in which you would be assisting directly in conducting Competitive Business.

You covenant and agree that during the Restricted Period, you shall not, whether for your own account or for the account of a third party or other person or entity, hire, employ, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any employee or contractor who is employed by or under contract with the Company or who was employed by or under contract with the Company during the six month period preceding your breach or attempted breach of this restriction.

19.

For the purposes of the covenants in Section 3 of this Agreement, the following definitions shall apply:

(a)             “Restricted Period” means the Severance Period applicable to your Covered Termination.

(b)             “Restricted Territory’’ means the geographic areas and locations where the Company carries on or transacts its business or conducts its business operations, including without limitation (A) the United States of America, including each state of the United States; (B) the European Union, including each country which is a part thereof, and (C) North Carolina, including each county of North Carolina.

(c)             “Competitive Business” means working on the discovery, development or commercialization of drugs or drug candidates in the field of cytomegalovirus, adenovirus, smallpox and other double-stranded DNA viruses.

Section 4.             Definitions.

(a)             “Equity Plan” means the Company’s 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, 2013 Equity Incentive Plan or any successor or other equity incentive plan adopted by the Company which govern your stock awards, as applicable.

(b)             “Qualified Plan” means a plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

Section 5.             Acknowledgements.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)             The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.

(b)             This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you, including but not limited to any Participation Agreement previously provided to you. [Notwithstanding the foregoing, this Agreement and the Plan do not supersede your individually negotiated amended and restated employment agreement with the Company dated March __, 2014, and as it may be amended thereafter from time to time.]5 This Agreement and the Plan do not supersede, replace or otherwise alter the PIIA.

(c)             You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

5 Bracketed provision to be included only for Chief Executive Officer.

20.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than _________, ___.

Chimerix, Inc.

By:

Title:	Chairman of the Board of Directors

[Eligible Officer]		Date

21.

Annex I

Chimerix, Inc. Officer Severance Benefit Plan

22.

Exhibit A

Agreement and Release

This Agreement and Release (“Release”) is made and entered into by and between ___________________ (hereinafter “Employee”), and Chimerix, Inc., a Delaware corporation (hereinafter the “Company”).

WHEREAS, Employee’s employment with the Company has terminated;

WHEREAS, Employee is eligible for certain benefits under a Participation Agreement between Employee and the Company dated ___ (the “Participation Agreement”) under the Chimerix, Inc. Officer Severance Benefit Plan (the “Severance Plan”); and

WHEREAS,the parties desire to settle fully, finally, and on a confidential basis all matters between them, including but not limited to the employment and termination of Employee, without any admission of liability;

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Release, and other valuable consideration to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

1.            Termination of Employment. Employee agrees that his employment with the Company ended on ____________________ (the “Termination Date”). Employee will be paid accrued but unused vacation on the Company’s next regular payroll date after the Termination Date. Except as provided herein, all benefits cease as of the Termination Date.

2.             Consideration. As a material inducement to and in consideration for Employee entering into this Release, and subject to the terms and conditions of this Release, the Severance Plan and the Participation Agreement, the Company agrees as follows:

a.              The Company shall pay Employee the gross sum of up to _______________________ Dollars ($XX,XXX) which represents the Cash Severance Benefit set forth in Section [2(a)(1)] [2(b)(1)] of the Participation Agreement subject to the terms and provisions (including the time and form of and conditions required for full payment) of the Participation Agreement and the Severance Plan.

b.              Provided Employee is eligible for, and timely elects, COBRA continuation coverage, the Company will pay the full amount of COBRA premiums as set forth in Section [2(a)(3)] [2(b)(3)] of the Participation Agreement for a period of up to X total months, subject to the terms of the Participation Agreement and the Plan.

1.

c.               Employee shall become vested in the stock options and equity compensation awards shown on Exhibit A, pursuant to the terms of Section [2(a)(2)] [2(b)(2)] of the Participation Agreement.

d.              [if CIC, add: Employee will be paid the gross amount of _________ ($XX) on or before ______, in full satisfaction of Section 2(b)(1)(ii) of the Participation Agreement.]

e.               Employee acknowledges that he/she is not eligible for the severance benefits described in this Section 2 in the absence of his/her execution and non-revocation of this Release.

3.     Rights Reserved. By executing this Release, Employee does not waive:

a.               Claims or rights Employee may have with respect to vested benefits Employee has accrued under the Chimerix, Inc. 401(k) Profit Sharing Plan & Trust;

b.               Claims or rights Employee may have with respect to the stock options and equity compensation awards listed on Exhibit A;

c.               Claims or rights Employee may have which arise after the date Employee signs this Release, including those under the Age Discrimination in Employment Act;

d.               COBRA rights Employee may have under any group health plan pursuant to Code Section 4980B;

e.               Rights Employee may have under the provisions of this Release; and

f.               Claims for indemnification under the Company’s bylaws or other corporate governance documents.

4.             No Other Entitlements. Except for the compensation, monies and benefits expressly set forth in Section 2 and the rights reserved under Section 3, Employee acknowledges that he is not entitled to any other compensation, monies or benefits from the Company, including but not limited to compensation for vacation or other time off, bonuses, commissions, expense reimbursements, or other forms of compensation or benefits, repayments of debts, or reimbursements of expenses.

2.

5.             General Release.

a.               By signing this Release, in consideration for the sums of money and benefits Employee is eligible to receive under this Release, Employee, on behalf of himself and his heirs, representatives, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges to the fullest extent permitted by law, the Company and each of its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, and together with all present and former benefit plans or policies, plan administrators, agents, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them (collectively referred to as the “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs), of any nature whatsoever, known or unknown, which Employee now has, has had, or may hereafter claim to have had against each or any of the Released Parties resulting from or arising out of any matter, act, omission, cause or event whatever that has previously occurred; except that Employee does not waive or release rights reserved under Section 3 of this Release or rights or claims that cannot be lawfully waived. Employee understands that by signing this Release and accepting the sums of money and benefits described in this Release, Employee is waiving any right to pursue any claim against any of the Released Parties for payments or benefits of any kind(other than those expressly reserved in this Release), as well as claims for back pay, severance pay, liquidated damages, compensatory damages, punitive damages, or any other losses or other damages to Employee or Employee’s property resulting from any claimed violation of local, state or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Sarbanes-Oxley Act of 2002, the Retaliatory Employment Discrimination Act, the Employee Retirement Income Security Act of 1974, The Family Medical Leave Act, the Fair Labor Standards Act, the North Carolina Wage and Hour Act, the North Carolina Retaliatory Employment Discrimination Act, the Genetic Information Nondiscrimination Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, all as amended, and claims under any other federal, state or local law pertaining to Employee’s employment or the termination of his employment.

b.               This Release does not waive or interfere with any rights Employee may have to file a charge of discrimination with a federal or state administrative agency, provided, however, that Employee acknowledges and agrees that he is not entitled to any personal recovery in any such agency proceeding.

c.               Employee acknowledges that this Release applies both to known and unknown claims that may exist between Employee and the Released Parties as of the date he signs this Release. Employee expressly waives and relinquishes all rights and benefits which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date Employee signs this Release, and does so understanding and acknowledging the significance and consequences of such specific waiver. Employee acknowledges that the benefits provided by the Company under Section 2 of this Release are discretionary in nature and not required of the Company in the absence of this Release and Employee’s release of claims herein, and constitute adequate consideration for the release.

3.

d.               Employee represents that, as of the date of execution of this Release, he has not filed with any agency or court any complaint or lawsuit against any of the Released Parties (as defined in Section 5 of this Release), and to the best of his knowledge, has no claim, cause of action or rights of actions against the Company arising out of or in any way connected with his employment with the Company.

e.               Employee agrees that he will not seek or apply for re-employment with any of the Released Parties and Employee waives any right to re-employment or reinstatement with the Company or any other Released Party. Employee acknowledges that it is the general policy of the Company and its subsidiaries not to re-employ individuals with whom it has entered into separation agreements of this nature.

6.             No Admission of Liability or Wrongdoing. This Release will not be used or construed by any person or entity as an admission of liability or finding that Employee’s rights were in any way violated by any of the Released Parties, and this Release may not be offered or received in evidence in any action or proceeding as an admission of liability or wrongdoing on the part of the Company or any other Released Party. Employee understands and agrees that the consideration received herein is accepted by him as full and complete settlement and compromise of any and all claims, asserted or unasserted, and the payment of such consideration is not an admission of liability by the Company.

7.             Confidentiality of Release. Employee shall keep the terms of this Release strictly confidential and shall not disclose any information concerning the terms of this Release or provide a copy of the same to anyone, except Employee’s immediate family and legal and financial advisors, who shall be bound to maintain the confidence of the terms of this Release. If required by law to produce a copy of this Release or to make such disclosure, Employee shall give the Company notice prior to such production or disclosure.

8.             No Knowledge of Wrongdoing. Except as Reported. Employee represents and promises that he has no knowledge of any violation of federal or state laws or regulations except those, if any, which he has previously reported in writing to the Company’s Corporate Counsel.

9.             Post-Termination Obligations. All payments and benefits to Employee under Section 2 of this Release shall be subject to Employee’s compliance with the following provisions following the Termination Date:

a.               Assistance in Litigation. Employee shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to Employee. The Company shall promptly reimburse Employee for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section, provided that such expenses are incurred by Employee during his lifetime and reimbursements are made no later than the end of the calendar year following the calendar year in which the expense was incurred. The expenses eligible for reimbursement under this paragraph shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year. If Employee provides litigation assistance at the Company’s request after ___________, then the Company shall compensate Employee for the time spent in providing assistance at an hourly rate of ___________ Dollars ($XXX) per hour, paid within 30 days following the calendar quarter in which the assistance was provided. Employee’s rights under this paragraph are not subject to liquidation or exchange for any other benefit.

4.

b.              Confidential Information. Employee remains bound by the obligations of the Proprietary Information and Inventions Agreement that he executed with the Company on _______ (the “PIIA”). In addition, Employee agrees that he will promptly return and deliver to the Company all documents, data and other materials and items in his possession, custody or control, wherever located, that belong to the Company and/or contain or reflect Confidential Information, including, but not limited to, any and all keys, credit cards, security cards, computer software, disks, data, records, notebooks, correspondence, customer or supplier lists, files, forms, supplies or other documents or materials, in any form or format and including, but not limited to, any printed versions or copies or other recordings of such documents or materials, that have been provided or furnished to Employee by the Company or its affiliates, or have been obtained or developed or used by Employee during the performance of Employee’s services for the Company, or in connection with Employee’s services or any other activities for the Company. Employee agrees that prior to responding to any valid subpoena, court order or other legal process which would require disclosure of Confidential Information encompassed by this paragraph, he shall give the Company prior written notice of the subpoena, court order or other legal process in sufficient time to afford the Company a reasonable opportunity to challenge the subpoena, court order or other legal process.

c.              Noncompetition. Employee acknowledges that he remains bound by the Non-Competition and Non-Solicitation provisions of Section 3 of the Participation Agreement.

d.              Failure to Comply. In the event that Employee shall fail to comply with any provision of this Section 9, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to Employee, all rights of Employee and any person claiming under or through him to payments and benefits under parag raphs (a) through (c) of Section 2 of this Release shall thereupon terminate and no person shall be entitled thereafter to receive any such payments or benefits. In addition to the foregoing:

i.              The amount, if any, payable to Employee after the Termination Date under Section 2 shall be reduced, but not below zero, by the amount of any remuneration for personal services earned by or payable to Employee by a business that is in competition with the Company within the Territory.

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ii.             In the event of a breach or threatened breach by Employee of the provisions of this Section, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining Employee from committing such violation, and Employee hereby consents to the issuance of such injunction.

10.           Non-Disparagement. Employee agrees not to disparage the Company, including, without limitation, making disparaging comments about the Company or releasing or causing to be released information for the purpose of discrediting the Company. The Company agrees to instruct its officers and directors not to disparage Employee, including, without limitation, making disparaging comments about Employee or releasing or causing to be released information for the purpose of discrediting Employee.

11.           Section 409A Compliance. To the extent applicable, the parties hereto intend that the Severance Plan and this Release be exempt from, or if an exemption is not available, comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).The parties hereby agree that this Release shall at all times be construed in a manner to be exempt from, or if an exemption is not available, to comply with, Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Release that is considered deferred compensation within the meaning of Section 409A and is not otherwise exempt from the provision thereof be accelerated in violation of Section 409A. The parties further agree that any payment paid in connection with this Release pursuant to the Participation Agreement and Severance Planwill be paid in accordance with the provisions of Section 5 of the Severance Plan.

12.           Taxes. The Company does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from this Agreement or the compensation or benefits payable pursuant to this Agreement. Executive is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which he is liable as a result of this Agreement and the compensation or benefits payable pursuant to this Agreement.

13.           No Attachment. No right to receive payments under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

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14.           ADEA Acknowledgements. Employee acknowledges the following:

a.             Employee has been advised by the Company that this Release affects important rights, and includes a release of any and all claims arising out of any alleged violation of Employee’s rights related to his employment with the Company or any of its predecessors, including, but not limited to, any and all claims Employee may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. Because this Release affects important rights, Employee has been and is hereby advised in writing to consult with an attorney prior to executing this Release;

b.             Employee is advised that he has twenty one (21) days to consider this Release and Employee may take as much of that time as he wishes before signing. If Employee decides to accept the benefits offered herein, he must sign this Release and return it to _______________ at Chimerix, Inc.,2505 Meridian Parkway, Suite 340, Durham NC 27713 before the expiration of the twenty-one (21) days. By signing below, Employee acknowledges that he received this Release on __________________________; and

c.             Employee is advised that, if he signs this Release, he will have a period of seven (7) days from the date of his acceptance to change his mind and revoke this Release. If Employee decides to revoke this Release, then he should deliver written notice to ______________ at Chimerix, Inc. within such 7-day period. None of the terms and conditions contained herein will be enforceable by the parties hereto until the expiration of this 7-day period, and this Release will not become effective until such 7-day period has passed without Employee’s revocation of it.

15.           Miscellaneous This Release shall be binding upon and inure to the benefit of Employee, his assigns, heirs, executors, administrators, representatives, as well as the predecessors, successors, purchasers and assigns of the Company. Employee may not assign any of his rights or delegate any of his duties under this Release. Except as preempted by federal law, this Release shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to its conflict of law provision. Any number of counterparts of this Release may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

16.           Entire Agreement. This Release, with attachments, the PIIA, the Participation Agreement and the Severance Plan comprise the entire agreement and understanding of the parties with respect to the subject matter, specifically including but not limited to any terms and conditions of employment or the termination of employment, and there are no agreements or understandings other than those contained herein. Further, this Release is intended to be a binding contract among the parties hereto and shall not be modified, except by writing signed by both Employee and the Company. The provisions of this Release shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Release shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, WHICH IS NOT SET FORTH IN THIS DOCUMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE IS ENTERING INTO THIS RELEASE VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL, WITHOUT ANY COERCION FROM ANY PERSON, INCLUDING THE COMPANY OR ANY OF ITS REPRESENTATIVES. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE FULLY AND COMPLETELY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS RELEASE AND HAS VOLUNTARILY AND KNOWINGLY AGREED TO SUCH TERMS AND CONDITIONS, INCLUDING ALL RELEASES OF CLAIMS EMPLOYEE MAY HAVE AGAINST THE COMPANY OR ANY OF THE RELEASED PARTIES, IN EXCHANGE FOR VALUABLE CONSIDERATION THAT EMPLOYEE IS NOT OTHERWISE ENTITLED TO RECEIVE.

IN WITNESS WHEREOF, the parties have executed this Release on this the _____ day of ____________, 201___.

EMPLOYEE:

CHIMERIX, INC.

By:

Name:

Title:

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